Exhibit 10.1

[FORM OF] EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of March 8, 2012 and is effective by and between Socket Mobile, Inc., a Delaware corporation (the “Company”), and [Name of Executive] (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to be employed by the company upon the terms and conditions set forth below.

WHEREAS, the Company and the Executive entered into an employment agreement dated January 21, 2009 (the “Prior Employment Agreement”) which expired on December 31, 2011.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth herein, the Company and Executive agree as follows:

1.                Term of the Agreement. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company under this Agreement commencing on the Effective Date and expiring on March 31, 2015 (the “Employment Period”) subject, however, to prior termination as provided pursuant to Section 5 of this Agreement.

2.                Duties and Obligations

a.                   The Executive shall report to, and follow the instructions and wishes of, the Company’s Chief Executive Officer. [Substitute Chairman of the Board for Chief Executive Officer for the CEO; substitute Chief Financial Officer for the Vice President and Controller].

b.                  The Executive agrees that to the best of his/her ability and experience, he/she will at all times loyally and conscientiously perform all of the duties and obligations required of and from him/her pursuant to the express and implicit terms hereof.

3.                Devotion of Entire time to the Company’s Business

a.                   During the term of his/her employment, the Executive shall, during regular business hours, devote all of his/her attention, knowledge, skills, interests, and productive time to the business of the Company, and the Company shall be entitled to all of the benefits and profits arising from or incident to all work, services, and advice of the Executive.

b.                 During the term of his/her employment, the Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive in any manner whatsoever with the business of the Company.

4.                Compensation and Benefits

a.                 Compensation and Benefits. During the term of this Agreement, the Company shall pay to the Executive a base annual salary not less than the current base salary in effect, payable in equal semi-monthly installments in accordance with the Company’s payroll schedule. During the term of this Agreement, the Executive shall be eligible for salary and merit increases in his/her base salary as determined in the sole discretion of the Company’s Board of Directors.

b.                Variable Compensation. During the term of this Agreement, the Executive is entitled to participate in a variable incentive compensation plan according to its terms as set by the Company’s Board of Directors.

c.                 Insurance. The Executive shall be entitled to the prerequisites and benefits generally available to the other executive employees and their families through group insurance programs sponsored by the Company.

d.                Paid Time Off. The Executive shall be entitled to accrue paid time off (“PTO”) in accordance with the Company’s PTO policy applicable to all employees.

e.                 Savings Plan. The Executive shall be entitled to the prerequisites and benefits generally available to other executive employees through tax deferred savings, 401(K) and similar programs when and if sponsored by the Company.

5.                Termination of Employment

a.                  The Executive understands that either he/she or the Company may terminate the employment relationship between them at any time, for any reason, with or without Cause. For purposes of this Agreement, “Cause” for termination of employment by the Company is defined as a determination in the sole discretion of the Company’s Board of Directors of the occurrence of any of the following:

i.                Gross misconduct or fraud by the Executive;

ii.              Misappropriation of the Company’s proprietary information or assets by the Executive;

iii.            Willful and continuing breach by the Executive of his/her duties under this Agreement after the Company has given notice to the Executive thereof and Executive has had 30 days in which to cure such breach.

b.                  If at any time during the Employment Period, the Executive’s employment is terminated other than for Cause (as defined above) or death, or in the event of the Executive’s termination of employment due to Executive’s disability (as defined in Code Section 22(e)(3)), then, subject to any required delay period as described in Appendix A, the Company shall provide to Executive (or his/her beneficiary in the event of death) each of the following:

i.              The Executive’s regular base salary for a period of three (3) months plus one month for each completed two years of service up to a maximum of six (6) months (the “Period”), payable on normal company paydays during the Period. The Executive will be entitled to receive this payment regardless of whether or not he secures other employment during the Period.

ii.             Except in the event of death, continued health insurance benefits pursuant to COBRA until the earlier of either: (a) such time as the Executive becomes eligible for health insurance benefits provided by another employer; or (b) the expiration of the Period. The Executive agrees that should he become eligible for health insurance benefits provided by another employer during the Period, he will immediately provide written notice of such event to the Company’s Board of Directors.

iii.           Following termination except for Cause, he/she will receive the variable compensation amounts pursuant to the terms of the incentive compensation plan in which he/she participates, as prescribed by such plan. The Executive understands that, except as specified in the incentive compensation plan, he/she is not entitled to, nor will he receive, any further payout under the incentive compensation plan.

iv.          Within thirty (30) days of the date of the termination without Cause of the Executive’s employment, and pursuant to mutual agreement between the Company and the Executive, the Executive may purchase at book value certain items of the Company property which were purchased by the Company for the use of the Executive, which may include a personal computer, cellular phone, and other similar items.

v.            Employee stock options granted to the Executive will cease vesting as of the date of employment termination. The Executive shall have an extended post-termination exercise period for vested options equal to the greater of 25% of the total time employed by the Company not to exceed one year, or 90 days. Addtionally, the option may not be extended beyond the later to occur of the fifteenth day of the third month after the option exercise rights would have otherwise expired (typically options expire 90 days from the date of termination), or the end of the calendar year during which the option exercise rights would have otherwise expired. However, in no case shall the exercise period be extended beyond the expiration date of the grant.

The Executive understands that in the event his/her employment is terminated for any reason, with or without Cause, after March 31, 2015, he is not entitled to receive any of the benefits set forth in this Section 5(b).

c.                  In the event of the termination of this Agreement for any reason, at any time, with or without Cause, the Company agrees that it will pay to the Executive all his/her accrued but unused PTO.

d.                 In the event of voluntary termination of employment of the Executive, he/she shall be subject to the normal voluntary termination policies of the Company except that, if at least 60 days written notice of voluntary termination is given by the Executive, then the provisions of Section 5bv shall apply.

e.                  In the event that following a change in control, defined as a change in ownership involving more than 50 percent of the Company’s outstanding common stock, the Executive may elect to resign his/her employment within 30 days following the expiration of any Company cure period (discussed below); provided, however, the Executive must first provide written notice to the Company within 90 days of the initial request or notification and allow a reasonable cure period of not less than 30 days following the date of such notice in the event that any of the following occur: the Executive is asked to relocate more than 50 miles measured by road distance; the Executive has a material change in title and responsibility; or the Executive has a reduction of compensation. In the event of such a termination of Executive’s employment, the Executive will be entitled to receive all of the benefits set forth under Section 5(b).

6.               Governing Law. This Agreement shall be interpreted, construed, governed, and enforced according to the laws of the State of Delaware.

7.                Attorney’s Fees. In the event of any arbitration or litigation concerning any controversy, claim, or dispute between the parties arising out of or relating to this Agreement or the breach or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expense, attorneys’ fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator or court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

8.                Arbitration. Any controversy between the parties hereto involving the construction or application of any terms, covenants, or conditions of this Agreement, or any claim arising out of or relating to this Agreement, except with respect to prejudgment remedies, will be submitted to and be settled by final and binding arbitration in San Jose, California, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

9.                Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

10.            Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unenforceable, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

11.            Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive shall not be entitled to assign any of his/her rights or obligations under this Agreement.

12.            Entire Agreement. This Agreement and the Proprietary Information and Inventions Agreement signed by the Executive on joining the Company constitute the entire agreement between the parties with respect to the employment of the Executive and supersedes and replaces all prior or contemporaneous agreements whether written or oral including, without limitation, the Prior Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

EXECUTIVE:	SOCKET MOBILE, INC.:

______________________________	___________________________________
[Name]	By:

___________________________________
Its:

Appendix A

Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance payable to the Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination of employment, then, if required, the Deferred Payments, which are otherwise due to the Executive on or within the six (6) month period following the Executive’s termination will accrue, to the extent required, during such six (6) month period and will become payable in a lump-sum payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment or the date of the Executive’s death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Company’s taxable year preceding the Company’s taxable year of the Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Executive’s employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.